Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-285720) on Form F-3 of our reports dated April 29, 2025, with respect to the consolidated financial statements of Nordic American Tankers Limited, and the effectiveness of internal control over financial reporting.

/s/ KPMG AS
Oslo, Norway
April 29, 2025